EXHIBIT 99.3

CORPORATE PARTICIPANTS

Kendall Hunt

VASCO Data Security International - Chairman, Founder, CEO

Jan Valcke

VASCO Data Security International - President, CEO

Cliff Bown

VASCO Data Security International - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Brain Freed

Morgan Keegan - Analyst

Daniel Ives

FBR Capital Markets - Analyst

Fred Ziegel

Mackinac Research - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the VASCO Data Security International, Inc. second-quarter earnings conference call. During the presentation, all participants will be from a listen-only mode. (Operator Instructions). Afterwards, we will conduct a question-and-answer session. I would like to turn the conference over to Kendall Hunt, Chairman, Founder and CEO. Please go ahead, sir.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Thank you, operator. Good morning, everyone, those listening in from Europe, good afternoon. Those from Asia, good evening. My name is Ken Hunt and the Chairman, Founder and CEO of VASCO Data Security International ,Inc. On the call today are Jan Valcke, our President and Chief Operating Officer and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today, we are going to review the results of the second quarter of 2009. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one-hour total for this conference call. If you can limit your question to one or two, it would be appreciated. Despite today’s challenging economic climate, VASCO is pleased to report that the first two quarters of 2009 were profitable quarters. Revenues for Q2 were $24.5 million, a decrease of 31% compared to second-quarter 2008 and up approximately 6% over Q1, 2009, Q2, 2009 was our 26th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was 68% of revenue and our operating income was approximately 6% of revenue.

During the quarter, we sold an additional 350 new accounts, including 44 new banks and 306 new enterprise security customers. This compares to the second quarter a year ago in which we told 516 new accounts, including 79 banks and 437 enterprise security customers. We now have approximately 9,000 customers including almost 1300 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

Our revenue for Q2 was up only slightly when compared to Q1, 2009. This compares to past second quarters that were historically much stronger than the first quarter. We expect the third quarter, which has historically been weaker than the second quarter to continue to be challenged by the economic headwinds we have been experiencing over the last three quarters; however, we are very encouraged by an increase in RFPs, requests for proposals, and an improvement in our weighted forecast, both signs that the financial crisis is bottoming out and that VASCO’s business model is holding up in these difficult times.

As you know, we began to diversify our business model approximately six years ago VASCO has diversified its business on several levels, its technology, its targeted vertical markets, its targeted geographic markets, and its customer concentration. In the technology field, VASCO has invested in software, PKI or public key infrastructure, and services. These technologies are now part of our market offerings and are creating significant revenues.

In 2002, we decided to increase our investment in businesses outside of the banking market. In order to diversify our business, we increased our focus on selling through the reseller channel in order to bolster our enterprise and application security business. We have been successful with this strategy and in 2008, we reported $24 million in revenue for enterprise and application security, compared to only $3.2 million in revenue for 2002. This $24 million actually exceeded all of our revenues for 2003.

We have also diversified geographically. Our global reach is another strong point for VASCO. We have a worldwide presence and customers in over 100 countries. Regions such as southeast Asia, Latin America and the BRIC countries in general have grown significantly importance for VASCO. VASCO is recognized as a market leader in those countries. This was illustrated by strong attendance at recent VASCO marketing events including the banking summit in Beijing, China, and the CIAB Brazilian Federation of Banks Conference in Saul Paulo Brazil. Last our customer concentration has improved. In 2002, our top ten customers accounted for 67% of our revenue. In 2008, our top ten customers accounted for 40 – 44% of our revenue. In 2003 we had two 10% customers. We had no 10% customers since 2006. This means that today our business has a much broader customer base and is less exposed to the decisions of a concentrated customer group.

I am very pleased to report that Q2 produced a positive cash flow of over $10 million. This positive cash flow and our cash balance of over $67 million give us the flexibility to manage our business intelligently and look for investments in growth opportunities. Other companies not so fortunate may be limited in their ability to invest in their business for long-term growth. We hope to take advantage of this edge. In fact, although we will continue to maintain our general cost containment programs due to challenging market conditions, we have already began the process of adding additional sales staff where opportunities for growth are promising.

In times of crisis, companies often tend to focus on the short-term while forgetting the long-term. At VASCO, we are determined to focus on both our short and long-term success. With our strong fundamentals, including a healthy cash position, no debt, and 26 consecutive profitable quarters, we are better equipped than many to weather this economic storm. We are convinced that VASCO will be a stronger company in the before the crisis began once the banking market recovers. The evolution of our nonbanking business, our multilevel diversification and strong fundamentals are all strong indicators to support this view.

In conclusion, I would like to congratulate VASCO’s employees for their outstanding work. Our people are professional, hard-working, focus and dedicated. The ingredients of a winning team are a good organization, good coaching, professionalism, know-how, and the right spirit. I am convinced that VASCO has that winning team. At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International - President, CEO

Thank you, Ken. Ladies and gentlemen, no company is immune to the current global recession. Nevertheless, the second quarter of 2009 was VASCO’s second profitable quarter this year. Due to VASCO’s focus, business mix, and execution, the Company has been able to stay successful in today’s challenging business climate. In the first quarter ’09 earnings call, we identified some important business trends. These trends are still valid today. First, our existing banking customers are reducing and carefully managing their inventory of DIGIPass authentification products. Due to the effect of the financial crisis, they are ordering new products in a conservative way with more but smaller orders as a result. As a sequence, we are getting a reduced volume from our banking business. Nevertheless, as Ken already mentioned, we are seeing an increased demand for our products and new projects and an increase in RFPs.

Second, our nonbanking business has not been affected as much by the economic situation. Revenue from enterprise and application security is fast growing. So what does that mean, though, for our business mix? The proportion of enterprise and application securities is growing and offsetting somewhat the banking sector’s lower volume. The revenue from enterprise and application security also produces high gross margins and is contributing to VASCO’s profitability. The fact that VASCO is free of debt and has a healthy cash position allows us to maintain our focus and give us the opportunity to keep investing in the development of our enterprise and application security markets. And the maintenance of our banking market. We need to keep investing in the banking markets.

During the second quarter, we organized or we participated in several banking events such as the trade show of (inaudible) in Brazil and Banking Summit in Beijing, China. In the technological area, we are bolded on the strong foundation (inaudible - highly accented) last year. VASCO is further strengthening its offerings in software, PTI and services area. For new technology, VASCO has a make or buy strategy in place. Once we are convinced that a new technology required by our customers, we try to locate and buy small company that already has the technology. We call this a technology tuck in. If you were not able to find such a company, we make the products ourselves.

As a conclusion, I can say that VASCO is well armed not only to overcome the recession but to come out stronger once the economics pick up again. I will repeat, our nonbanking business is growing quickly. We believe that our banking revenue has temporarily decreased due to the world’s economic situation, and specific challenges in the financial sector. We believe that VASCO will be a stronger company than before once a crisis in banking has bottomed out. The majority of our nonbanking markets and the future growth of our (inaudible - highly accented) channel will contribute to that evolution.

Thank you.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Thank you, Jan. At this time, I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International - EVP, CFO

Thanks, Ken, welcome to everyone on the call. As noted earlier by Ken, revenues for the second quarter of 2009 were $24.5 million, a decrease of $10.9 million or 31% from the second quarter of 2008. The first six months, revenues were $47.6 million, a decrease of $16.7 million or 26% from the comparable period in 2008. The decrease in revenue for the second quarter and first six months reflected significant declines in revenues from the banking market, partially offset by increases in revenue from the enterprise security market.

Revenues from the banking market decreased 43% and 35% for the second quarter and first six months of 2009 respectively when compared to the same periods in 2008. Revenues from the enterprise security market increased 28% and 15% for the second quarter and first six months of 2009 respectively again when compared to the same periods of 2008. It should be noted that the comparison of revenues were negatively impacted by the stronger US dollar in 2009. We estimate that the revenues in the second quarter and first six months of 2009 were approximately $1.8 million and $3.7 million lower respectively, than they would had been had the exchange rates in 2009 been the same as they were in 2008. The percentage of revenue coming from the enterprise security market has increased substantially in 2009 when compared to 2008, the distribution of our revenue in the second quarter of 2009 between our two primary markets was approximately 68% from banking and 32% from enterprise securities. This compares to 83% from banking and 17% from enterprise security in 2008.

For the first six months of 2009, 71% of our revenues was from banking and 29% was from enterprise security, and this compares to 82% from banking and 18% from enterprise security for the first six months of 2008. Our revenues continue to come from predominantly from outside the United States, the geographic distribution of revenue to our second quarter was approximately 70% from Europe, 6% from the United States, 9% from Asia and remaining 15% from other countries. The geographic distribution of our revenue for the first six months of 2009 was approximately 71% from Europe, 5% from the United States, 11% from Asia, and remaining 13% from other countries.

Gross profit as a percentage of revenue for the second quarter and first six months of 2009 was approximately 68% and 70% respectively. 2008 gross profit as a percentage of revenue was 72% in the second quarter and 71% for the six months ended June 30. The decrease in gross profit as a percentage of revenue for 2009 compared to 2008 primarily reflects a decline in nonhardware revenue as a percentage of total revenue and unfavorable change in mix of products sold, and the impact of currency, partially offset by the benefit of our enterprise security revenues increasing as a percentage of our total revenues. Our nonhardware revenues were 24% and 22% of total revenue for the first quarter and six months of 2009. Compared to 25% and 23 % for the quarter and first 6 months of 2008. The mix products sold in the second quarter and first six months of 2009 reflected an increase in card readers sold as a percentage of total revenue when compared to the same periods in 2008.

Revenues from card readers were 22% and 18% of our revenue for the second quarter and first six months of 2009 respectively, compared to 20% and 17% respectively for the comparable periods in 2008. As noted on previous calls, our card reader product line has lower margins due to competitive pricing pressures. In addition, the strengthening of the [US dollar compared to the Euro] (corrected by company after the call) also contributed to the decline gross margins as percentage of revenue. We estimate that the strengthening of the US dollar versus the Euro decreased the gross margin percentage by 2.2 percentage points for the second quarter and first six months of 2009 compared to the comparable period in 2008.

Operating expenses for the second quarter of 2009 were $15.4 million, decrease of $1 million or 6% from the second quarter of 2008. And operating expenses for the first six months of 2009 were $27.3 million, a decrease of $3.2 million or 11% for the same period in 2008. Operating expenses for second quarter of 2009 included $427,000 of expenses related to stock-based incentive plans.

For the first six months of 2009, operating expenses included a benefit of $1.3 million related to stock-based incentive plan. As noted in the first-quarter conference call, we reversed approximately $2 million of accruals that had been established in prior years for long-term and incentive-based compensation plan no longer likely the performance targets would be met. Stock-based incentive plan expenses in the second quarter and first six months of 2008 were $803,000 and $1.473 million respectively. Should also be noted that the comparison of operating expenses in 2009 to 2008 was positively impacted by the stronger US dollar in 2009. We estimate that expenses were $1.9 million and $3.3 million lower for the second quarter and first six months respectively than they would have been had the exchange rates in 2009 been the same as in 2008.

For the second quarter, including the benefit of currency, operating expenses decreased by $1 million or 11% in sales and marketing, increased by $51,000 or 2% in research and development and decreased by $30,000 or 1% in general and administrative when compared to the second quarter in 2008. The decrease in the sales and marketing expense primarily reflected the benefit of the change in exchange rates, partially offset by our increased investment in sales, staff, and costs associated with opening sales offices in Brazil, India and Japan, the increased in research and development expense primarily reflected our increased investment in R&D staff partially offset by the benefit in the change in exchange rates and decrease in general and administrative expense primarily reflected lower recruiting expenses, lower provisions for uncollectible accounts receivable, and the benefits of the change and exchange rates, partially offset by our increased investment in staff.

As a result of our investment in new staff throughout 2008, our average headcount in the second quarter of 2009 was 16 persons or 11% higher in sales, marketing and operation staff, 19 persons or 25% higher in R&D staff and 11 persons or 30% higher in general and administrative staff. For the first six months of 2009, operating expenses decreased by $1.6 million or 10% in sales and marketing, $195,000 or 3% in research and development, and $1.2 million or 15% in general and administrative when compared to the same period in 2008. In addition to the reasons noted for the changes in the second quarter, the decrease in expense for the first six months reflected the benefit from the reduction in stock-based incentive plan compensation expense noted previously. Our average headcount for the first six months of 2009 was 23 persons or 16% higher in sales and marketing and operation staff, 14 persons or 18% higher in R&D staff and 12 persons or 30% – 34% higher in general and administrative staff.

Operating income for the second quarter of 2009 was $1.4 million, a decrease of $7.7 million or 85% from the $9 million reported for the second quarter of 2008. For the first six months, operating income was $6.1 million in 2009, a decrease of $8.8 million or 59% from the $14.9 million reported in 2008. Operating income as a percent of revenue or operating margin was 5.5% for the second quarter and 12.8% for the first six months of 2009. In 2008, operating margins were 25.5% for the quarter and 23.1% for the first six months. While we have benefited from our cost containment action, the decrease in operating margin reflects the fact we have continued to maintain the investments we made in our infrastructure in 2008 that will be needed to support future growth.

The Company reported income tax expense of 680,000 for the second quarter and 1.8 million for the first six months of 2009. The effective tax rate was 25% for both the second quarter and first six months of 2009. For 2008, the company reported income tax expense of 1.8 million for the second quarter and 3.3 million for the first six months. The effective tax rate reported in 2008 was 20% for the second quarter and 21% for the first six months of 2008. The effective tax rates for both 2009 and 2008 reflect our estimate of our full-year tax rate at the end of the second quarter and each period. The increase in the tax rate is primarily attributable to a reduction in pretax profits. Under our current structure, our effective tax rate is sensitive to the level of pretaxed income. As pretax income increases we expect the affected tax rate to decline. As pretaxed income decreases, the effective tax rate will increase.

Earnings before interest, taxes, depreciation, amortization, EBITDA or operating cash flow if you will, was $3.2 million for the second quarter and $8.5 million for the first six months of 2009. EBITDA with $6.7 million or 67% lower in the second quarter and $8.4 million or 50% lower than in the first six months of 2008, the make-up of our workforce as of June 30, 2009 was 298 people worldwide with 156 in sales, marketing and customer support, 95 in research and development, and 47 in general and administrative. The average headcount for the second quarter of 2009 was 45 persons, 17% higher than the average headcount for the second quarter of 2008. The average headcount for the first six months of 2009 was 49 persons or 19% higher than the average headcount for the same period in 2008.

We continue to maintain strong net cash and working capital balances during the second quarter of 2009. As of June 30, 2009, our net cash balance which is defined as total cash less bank borrowings was $67.6 million an increase of $10.3 million or 18% from 57.3 million at March 31, 2009 and increased of $9.9 million or 17% from $57.7 million at December 31, 2008. As of June 30, 2009, our working capital balance was $79.9 million an increase of $4.7 million or 6% from $75.3 million at March 31, 2009 and increase of $4 million or 5% from $75.9 million at December 31, 2008. We had no debt outstanding during the quarter. During the quarter our days sales outstanding and accounts receivable decreased to 65 days as of June 30, 2009 from 84 days at March 31, 2009 and from 79 days at December 31, 2008. The decrease in days sales outstanding was primarily related to the timing of when sales were made in the quarter.

Thank you for your attention. I would like to turn the meeting back to Ken.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Thank you, Cliff. Summing up, we expect to be profitable the full year 2009 through focus and execution. We will continue to invest in our marketing activities, our people and our infrastructure while containing our cost. In light of the continued uncertainty in the market, VASCO will continue to temporarily discontinue providing annual guidance. At this time, we will open the call for your questions, Operator.

QUESTION AND ANSWER

Operator

(Operator Instructions). Our first question comes from the line of Brian Freed from Morgan Keegan. Please proceed.

Brain Freed - Morgan Keegan - Analyst

Good morning. Thank you for taking my call. Real quick, just a couple or three questions. First, it looks like a $1.2 million reversal in the quarter. Can you give us a little more detail around that. And also since there has been some kind of one-time in the last couple of quarters, can you give us a little more clarity on where a normalized trend line from an OpEx perspective would be excluding those items?

Jan Valcke - VASCO Data Security International - President, CEO

Cliff, you a address that please.

Cliff Bown - VASCO Data Security International - EVP, CFO

I am not sure where you are referring to the $1.2 million reversal in the quarter, Brian?

Brain Freed - Morgan Keegan - Analyst

Okay. Well — the might just be a misunderstanding on my part, but if there wasn’t, that’s good. Current trend line is where the operating income came in this quarter, correct?

Cliff Bown - VASCO Data Security International - EVP, CFO

Yes. If you look back across the year to date, we had $2 million of reversal in the first quarter of 2009. That $2 million was related to the reversal of our long-term incentive based stock compensation where we didn’t believe that the performance targets that were associated with those long-term incentives would be met. There weren’t any similar reversals in the second quarter, so the second quarter should reflect a normalized operating expense base with the exception of changes in currency rates going forward.

Brain Freed - Morgan Keegan - Analyst

Okay. Below the operating line I guess is where I meant — the other income line. It looked like there was kind of a one-time thing. I am sorry just kind of a mistake on my part. Can you talk a little bit what happened to other income in the quarter?

Cliff Bown - VASCO Data Security International - EVP, CFO

Sure, what’s in other income and expense are two things, the first is exchange gains and losses related to changes in currency rates associated with transactions or denominated in currencies other than the functional currency of the country in which they are located. With the strengthening of the Euro in the second quarter compared to the dollar, and that’s not relative to the same period last year, that is relative to the rate at the end of March 31, 2009. With the strengthening of Euro versus the dollar, we ended up with exchange gains in this quarter. If you look back at the first quarter when the Euro was weaker we had exchange losses in that quarter. So within the $1.2 million, there is approximately $850,000 of exchange gains in the second quarter. On a year to date basis in other income and expense there is approximately $300,000 of exchange gain. The balance that is going in other income and expenses largely related to government grants and subsidies we get for research activities in various countries around the world.

Brain Freed - Morgan Keegan - Analyst

Okay. With a would be a more normalized rate for other income if you — if you didn’t get the exchange impacts and — and grants in a quarter?

Cliff Bown - VASCO Data Security International - EVP, CFO

Well, because we can not forecast what is going to happen with exchange rates we generally forecast internally for no exchange gain or loss. And we have programs that we try to use to balance that exposure which to date has not been effective as evidenced by the fact we do have the exchange gain, but we would — we would then forecast on a normalized basis a continuing level of other income for the government grants and subsidies similar to what is there in the first and second quarters. Somewhere between $250,000 and $300,000.

Brain Freed - Morgan Keegan - Analyst

Okay. All right. And then lastly, turn into the balance sheet. You have a couple of items. It looked like inventory has increased pretty significantly. And accounts receivable also were relatively high relative to history. Can you talk a little bit about linearity on those receivables and also inventory trend?

Cliff Bown - VASCO Data Security International - EVP, CFO

Well, the inventory compared to December 31 should be trending down slightly. Toward the end of 2008, we were notified by our semiconductor processor or manufacturer Samsung that some of our core processors were going to be phased out over the coming year. So we increased our inventory of those processors to allow us more flexibility in our production runs going forward. So that was the reason for the increase toward the end of last year in inventory. Since then we have been working down that inventory, albeit with the lower levels of revenue, our inventory turns this year are not as high as they were a year ago.

On the receivable side, our overall receivables were $24.9 million at the end of December or $17.4 million at the end of June. Again, that trend line is coming down as we have lower sales volume. Our days sales outstanding in receivables really reflect how high that ending balance is relative to the sales that were made at the quarter, and our DSO at the end of this year or end of this quarter was 65 days, which is down appreciably from both March 31 and December 31. So I think both of those trend lines are coming down, but they are more a function of what you see on revenue line.

Brain Freed - Morgan Keegan - Analyst

Okay. Okay. Great. And — lastly, just in terms of — as you look out at — your various vertical — particularly in the enterprise side. I understand bank something struggling. But — and now the gaming verticals have been good for you. Any particular verticals that are driving the strength in enterprise as of late?

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Jan, will you address that question.

Jan Valcke - VASCO Data Security International - President, CEO

Yes, thank you. We have basically two verticals. One is called the enterprise security. You could also translate it for security for the employees of a company. Basically we have a strategy where we have low entry products, what we call the DIGIPass packs which are excellent products for — remote access security, and then we have more sophisticated products, more complex, products with higher value for the network security. That is typically a (inaudible—highly accented) distributor resellers. Beside that, we have more and more verticals, what we call application security, that is then security for the customers of an enterprise, and those products are used to secure the transactions, gaming one of them, social security, distribution of all kinds of products. It is in that application security that we see as fast growing and today we have over 50 — over 50 verticals using — the fast growing is the gaming industry.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Next question, operator

Operator

Next question comes from Dan Ives from FBR Capital Markets. Please proceed.

Daniel Ives - FBR Capital Markets - Analyst

Hi, guys.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Hi, Dan.

Daniel Ives - FBR Capital Markets - Analyst

I know you don’t give a actual backlog number, but can you just speak to it anecdotally if it did improve sequentially?

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

No, I made the comment we have been encouraged by a couple of things. Our weighted forecast which is very predictive of our business and for the most part those are customers, not new — not new account prospects but customers. That weighted forecast is improving, and also the number of new possible deals, requests for proposals, those have also increased. It is those two things that we are looking right now. And as far as backlog, I prefer not to talk about that.

Daniel Ives - FBR Capital Markets - Analyst

Okay and, and just — on the expense side with G&A in the quarter, just sequentially, what was the major reason we saw such an uptick sequential?

Cliff Bown - VASCO Data Security International - EVP, CFO

Within the G&A, Daniel. You are talking about — well —

Daniel Ives - FBR Capital Markets - Analyst

Yes, was it as expected. I was just —

Cliff Bown - VASCO Data Security International - EVP, CFO

I am struggling here just a little bit to get the first quarter numbers in front, but what is happening as I look at it, it is really that reversal of the long-term incentive plans that happened in Q1. The majority of the $2 million that were reversed based on those long-term stock-based incentive plans in Q1. The majority of that would have been in G&A. In 2Q, we would have had our normalized expense because we didn’t have the comparable reversal.

Daniel Ives - FBR Capital Markets - Analyst

Okay. So, Ken, you are still flying coach. This is not — not flying first class, right?

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

I am still flying coach. So far this year I have gone a number of these banking and enterprise summits. I have been to India. I have been to Brazil. Just got back from Beijing, China. I fly coach.

Daniel Ives - FBR Capital Markets - Analyst

Okay. Thanks, guys.

Operator

Our next question comes from Fred Ziegel from Mackinac. Please proceed.

Fred Ziegel - Mackinac Research - Analyst

Hi, guys.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Hi, Fred.

Fred Ziegel - Mackinac Research - Analyst

Let me ask you a longer-term question around banking and enterprise. And I guess if we key off Q2 and let’s call it 70, 30 mix and realizing that banking is under duress at the moment. Is it your feeling that over the long-term, two, three, four years, that even though banking will ultimately recover, we will continue to see a revenue shift toward the enterprise and if that’s true, what are the implications because gross margins on enterprise, I think, are still in the 80s versus the — the 50s for banking.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Yes, Fred, this has been a strategy of ours now about six years. We — we have determined that we were too reliant on the big banks for our revenue. We had too many top ten customers that represent today much of our revenue. So we have a concentrated strategy and effort to diversify our revenue sources. And one of those was to sign up with resellers around the world and to have an easy-to-sell, easy-to-install product we call it DIGIPass pack, and you can see the results of that effort and that execution. And we will continue to look for additional sources of revenue. Gaming is one of those that three years ago I would have not thought was an opportunity, because it really didn’t involve risk of money. It involved risk of the gamers’ loss of their warrior or Avatar. So, yes, I think you can anticipate that as we continue to grow, a larger percentage relatively speaking of our revenue will come from nonbanking.

Fred Ziegel - Mackinac Research - Analyst

And implications of gross margins will be the obvious?

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

We have — we expect it to be positive, yes.

Fred Ziegel - Mackinac Research - Analyst

Yes. Okay. Because if I looked back over the — I guess going back to 2003, your — your banking versus enterprise mix was — was 80,20. Fourth quarter of last year it was 82,18. It didn’t change hardly at all until we got into Q1 and Q2 of ’09 and certainly some major portion of that shift was economic as opposed to a VASCO strategy, yes?

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Yes.

Fred Ziegel - Mackinac Research - Analyst

Yes, okay. Okay. So we would expect some upward bias on growth margin all things being equal if the mix continues to shift toward enterprise.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Well, we certainly — we can’t guarantee it, but that would be a logical conclusion I think. Also another strategy we had was to drive more nonhardware revenue and we have done that as well. More services, charging seat licenses, soft DIGIPasss. Professional services. So that has been a part of our strategy as well. We are trying to broaden our base, broaden the number of markets that we are selling to, and enhance our profitability by selling higher gross margin items.

Fred Ziegel - Mackinac Research - Analyst

You have made a big push on expanding your distribution and reseller channels for the enterprise. What are you looking at or thinking about in terms of new enterprise security technologies and products that you need to have in the bag?

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

That is a good question. Jan, will you address that, please.

Jan Valcke - VASCO Data Security International - President, CEO

So the question is the —

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Jan, Fred was asking since that is the enterprise and application security markets are an ever-growing focus for us, what are we doing in terms of identifying or developing products for those markets?

Jan Valcke - VASCO Data Security International - President, CEO

Thank you. So, first of all, there are some — some trends in the market. Of course when it comes to security, there are, first of all, the traditional applications like the banks where a service supplier like a bank is saying that is the way we are going to do security and it is going to be for everyone the same. That is very typical in the banks. So if a bank chooses for cash management to use two factor authentication, then all the customers in cash management will need to do that. There is now a trend outside of banking that security becomes more and more the responsibility, the rest the responsibility of the consumer, of the citizen compared to its physical security it is your responsibility to put an alarm on your house. If you want to be more secure. So basically that trend is also coming in the logical security, security with — with computers that is the responsibility, again, of the consumer to secure his applications. That is the first trend.

The second trend is that there are a lot of applications where is traditional security for authentification due to the fact that the usage of those applications, think about an example to your frequent Flyer miles, usage is too low to have traditional -two factor authentication. As a consequence that means that consumers want to secure their applications but in a multi-application environment. What I mean by that is, in our terminology. If you have one DIGIPass, you want to secure multi-applications with it. It is like using your bankcard. If you use your pin code and your bankcard. If you should use it only to retrieve one’s money every — every two months, you will use your password. It won’t be too expensive. It is the same here, there is a lot of applications again where security is needed. Is a must but the frequency is so low that we need to go to a multiapplication system.

The third thing is that it’s traditional technology. What do I mean by that is the computers are coming faster. There is more speed. The mobile authentification. The mobile platforms. Think about the net books. Think of your iPhones, your Blackberries. It is becoming more and more popular. People want to have that as their platform so that traditional trends that are coming. That means that basically if you look at if you are looking at VASCO as trend watcher, as trend maker in all those applications much ahead in the development to have DIGIPasses that, “A,” will be multiapplication in the first place, in the enterprise security. What do I mean by that is that the DIGIPass will be used in a multiapplication environment. Meaning with one DIGIPass, you can not secure your — your sales force.com, your SAP, whatever applications, business applications you have internally in the cloud – that will continue to watch the consumers. But mobile authentication will be very, very important. As you probably know those platforms are not very secure today. As you probably know, there are a lot of shops, in the cloud, e-commerce — shops where security is needed. The trend is that authentification will be part of the platform. Maybe imbedded. Maybe on the Smart Cards. Maybe on the SIM cards. But what I mean by that is the imbedded way so the dormant way of having DIGIPass on all these platform is certainly the trend that is coming. So we believe that we have the strength of all the technology that you have the people to develop that — having said that, it is also possible that, of course, — that it shall, we have that make or buy strategy and if we find companies that are advanced in technology that we believe interesting that we will go for acquisitions. I don’t know if I give you an answer on that.

Fred Ziegel - Mackinac Research - Analyst

Yes, that’s fine.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Fred, you can tell from Jan’s answer, we really don’t want to be that specific for competitive reasons. We — we continue to look at the market and how it is evolving, and where strong authentification has an application. And if you look at our product array, we are one of the most, if not be most prolific company in terms of new product announcements. And you can anticipate going forward will be that same company. So those are the markets we are looking at. Those are the trends we are seeing happen. And through our make or buy strategy, we will have the technology meet the needs of the market.

Fred Ziegel - Mackinac Research - Analyst

So we should stay tuned.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

Yes, absolutely.

Fred Ziegel - Mackinac Research - Analyst

Okay. Thanks.

Operator

And we have no other questions at this time, sir. Turn the call back over to you. Thank you.

Kendall Hunt - VASCO Data Security International - Chairman, Founder, CEO

All right. Well, thanks, ladies and gentlemen for your attendance today. I look forward to your participation in the next Q3 conference call. Once again I want to thank the VASCO people around the world for your hard work and your dedication, and good morning.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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